Exhibit 10.85

Supply Agreement

Client Name:	QUESTCOR
Agreement Effective Date:	01/21/2010

1111 South Palm Street
Baltimore, MD 21230
(Ph) 410-843-51100
(Fax) 410-843-4414

[1]	[***]: Certain confidential information contained in this document marked with [***] has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

PROJECT PROPOSAL
Contact Information:

TO	Dave Medeiros	FROM	Greg Mino
	SVP, Manufacturing		Director, BD & PM
	Questcor Pharmaceuticals, Inc.		Cangene bioPharma, Inc.
	3260 Whipple Road		1111 South Paca Street
	Union City, CA 94587		Baltimore, MD 21230
	DMedeiros@questcor.com		mingog@cblinc.com
	Ph: (510) 400-0772		Ph: 410- 843-5005 x 2088
	Fax: (510) 400-0715		Fax: 410-843-4414
Product info:

Product Name	HP Acthar Gel
Presentation	Vial/liquid presentation
Regulatory Status	Commercial
General Assumptions:
     Cangene bioPharma will:
1	Provide processing and laboratory equipment for each manufacturing run.

2	Perform all work under approved Cangene bioPharma SOP’s and/or protocols.

3	Ensure that all product contact equipment is either virgin, product dedicated, or released as clean by validated cGMP methods.

4	Perform validation work as listed within this proposal, which will, in general, precede the sterile fill.

5	Fill product gravimetrically with density data obtained during development.

6	Write a Cangene bioPharma batch record, which is developed from information provided by the Client.

7	Provide Client with a copy of the completed Batch Production Record, including a Certificate of Analysis.
     QUESTCOR will provide the following:
1	Provide to Cangene bioPharma the Signed Proposal Acceptance Sheet prior to project commencement (commencement activities include development of timeline, ordering of any project-related materials or development of protocols/batch records).

2	Provide all pertinent product information such that Cangene bioPharma can assure employee safety. For small molecules and polymers, Cangene bioPharma requires the chemical structure of the API. For peptides, proteins or nucleic acids, Cangene bioPharma is looking for suitable chemical characterization data. For biologicals, safety documentation must include testing for viral markers and validation of viral clearance steps in the manufacture of API.

3	Provide those items as agreed upon and which may include container and closures, pre-released bulk product, MSDS, Certificate of Analysis, label text, assay methods, reference standard and other documentation.

4	Approve the batch record by signature.

5	Secure any necessary approvals for the use of the product.

6	Perform all additional testing necessary for release of the product not performed by Cangene bioPharma.

Agreement purpose:
THIS SUPPLY AGREEMENT (the “Agreement”) is entered into as of the effective date, by and between Questcor Pharmaceuticals, Inc., having an address at 3260 Whipple Road, Union City, CA 94587 and Cangene bioPharma, INC., a Maryland corporation having an address at 1111 South Paca Street, Baltimore, MD 21230, with respect to the following:
RECITALS
A.	Questcor is in the business of developing and commercializing drug products.

B.	Cangene bioPharma is in the business of formulating, sterilizing, filling, and packaging liquid injectable drug products.

C.	Questcor and Cangene bioPharma desire to enter into this Agreement in order to establish the terms and conditions under which Cangene bioPharma will formulate, fill, and package for Questcor the various Products included in the Product Descriptions at Exhibit A hereto.
NOW THEREFORE, in consideration of the premises and the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
The policies, terms and conditions detailed in this agreement and on the second page of the acceptance page will be in effect for the duration of this agreement and these terms and conditions will take precedence over any specified in other documentation including Questcor’s.
ARTICLE II
The term of this Agreement shall commence on the effective date and continue until notice of no less than twelve (12) months is given by either Questcor or Cangene bioPharma to the other.
Cangene bioPharma will continue to provide the same manufacturing services, if notice of termination is given by Cangene bioPharma, until Questcor transfers the manufacturing to an alternative site and manufacturing at the alternative site is approved by the FDA or until three (3) years from the date of the notice of termination, whichever is shorter.
ARTICLE III
Cangene bioPharma shall prepare and maintain the Master Batch Record for the fill of the product at Cangene bioPharma. This Master Batch Record will be approved by Questcor and will detail required processing steps and indicate responsibilities for supply of materials.

ARTICLE IV
Commencing January 1, 2011 and on an annual basis thereafter, the price for the Product may be increased by way of written notification from Cangene bioPharma to Questcor. [***]†

[***]	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

Project Activities:
Equipment & Materials
Project Specific Direct Expenses
Due to the variable scope of projects at Cangene bioPharma, it is necessary to recover project material costs [***]
Laboratory Support Activities
Manufacturing Support Activities
Engineering Run
While Cangene bioPharma has extensive expertise aseptically filling vials, every fill has unique and significant nuances that are best addressed with formal operator training. An obvious difference between fills is the product and the product’s handling characteristics. Somewhat less obvious is the container that holds the product and the fittings and specific manipulations required for each fill. For nearly every product that Cangene bioPharma fills the instructions for sterilization, including the mechanics for setup of the sterilization, are unique. Often there is an accompanying formulation or associated temperature control for which operator training is an issue.
Beyond sterilization, Cangene bioPharma routinely operates multiple pieces of filling equipment, each with a wide variety of change parts. The total number of combinations is just large enough that very few set-ups are counted as routine. Besides operator training, other reasons for performing an engineering run include assurance that the proper pump has been chosen and that the pump speeds are consistent with the number of units to be filled. In addition Cangene bioPharma operators will obtain equipment settings that can be added to the batch record.
Engineering runs must, of course, be performed in the fill room with the actual equipment and operators expected for the fill. However, a major reason for the work is to obtain appropriate data for accurately writing the batch record. As a consequence, the run will not be performed with a batch record but rather with a protocol and in some cases with two or more protocols. Actual product may be needed depending upon the specific study objectives. In other cases, it will be possible to utilize a simulant (placebo) and obtain suitable results.
Documentation Support Activities
Master Batch Record Revision
Cangene bioPharma will revise an existing master batch record previously generated at Cangene bioPharma and approved by Cangene bioPharma and the client. All changes will be recorded in the change history in accordance with cGMPs.

For each master batch record revised by Cangene bioPharma for a client, it is expected that clients will have input to the master batch record prior to the start of the revision process. Such input may come from a formal technical transfer package provided to Cangene bioPharma, a client meeting, phone conversations with the client, or other written or verbal communication. In addition, after the first formal client review, it is expected that Cangene bioPharma will make one round of corrections and changes at no charge, at which time the proposed batch record will be sent to the client for final signature indicating approval. Excluding corrections of information previously transmitted, any additional client requested changes to the batch record will be charged to the client at Cangene bioPharma’s hourly rate.
Other Documentation
Cangene bioPharma will develop other specifications, SOPs, testing standards, or protocols as required to execute client requested activities. For these items, Cangene bioPharma will provide a cost estimate for the work required for approval by the client prior to commencing any work.
[***]‡
Manufacturing Activities
Fill Price
The price is based on a clean room day charge composed of a fixed and variable portion, plus per unit packaging costs as detailed below
a)	Purchase and GMP receipt of excipients, components, other materials

b)	Sufficient trained operators using [***] clean room and necessary ancillary equipment and facilities [***] for the express purpose of manufacturing client product according to a batch record that has been pre-determined and agreed to by Cangene bioPharma and the client.

c)	A [***] room and trained [***] personnel [***] as may be required by the agreed batch record and inclusive of the filling time overlap.

d)	Standby, on call laboratory personnel to perform in process QC testing.

e)	Environmental monitoring before, during and after the fill and trained environmental personnel.

f)	Post process cleaning and metrology overhead such as equipment maintenance, calibration, and sterile filter integrity testing.

g)	Visual inspection of [***].

h)	Finished product analytical testing that is performed at Cangene bioPharma.

i)	Sterility Testing

j)	Quality assurance review of all GMP paperwork.

k)	One copy of the completed batch record on file at Cangene bioPharma, including all associated CofA’s, environmental reporting, and analytical and microbiological results.
QA/Regulatory Requirements & Support
Investigations
In the case that testing reveals out-of-specification results or exceptional results, the Client will be notified and an investigation will be completed. All work (including the time-spent reviewing the investigation with management and quality assurance personnel) associated with the investigations, which are not deemed to be a Cangene bioPharma error, will be invoiced at an hourly rate

[***]	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

Regulatory Affairs Support
Regulatory Affairs and Quality Assurance personnel will be available to support the preparation of the FDA submission and to support the submission during the review process via telephone, mail or in person. Specific work that may be charged to the client as regulatory support includes the following.
•	Meetings with government (US or foreign) authorities, whether in person or by phone.

•	Preparation of documents in anticipation of a pre-Approval Inspection (PAI).

•	Audits of Cangene bioPharma by or on the behalf of the client in excess of one per year.

•	All audit correspondence beyond the initial response, including client requested revisions to Cangene bioPharma’s audit response.

•	Letters of reference from Cangene bioPharma or Cangene bioPharma’s vendors that are requested by the client. (e.g. Master file reference letters, rubber or glass component vendor letters)

•	Documentation provided to regulatory authorities on behalf of the client. (e.g. GMP compliance and Debarment letters)

•	All correspondence and documentation generated for or on the behalf of the client.

•	Annual product reviews for commercial products, as required by the controlling regulatory authority.

•	All time used for collecting and photocopying client documentation. One copy of a complete batch record is exempted from support charges.

Pricing Page:
Equipment & Materials

Qty	Activity	Deliverable	Price	Estimated Total
(***§)	Project Specific Direct Expenses (invoiced with each fill)	Invoice	[***]	[***]
Laboratory Support Activities
Cangene bioPharma will notify N/A should testing yield aberrant or out-of-specification data. All work (including time spent reviewing the investigation with Laboratory management and quality assurance personnel) associated with Laboratory investigations that are not deemed laboratory error will be charged to N/A at the hourly rate. N/A also agrees to pay for any retests that confirm the original test results including marginal pass/fail results. Cangene bioPharma will revise transfer protocols and/or final reports once at no additional charge upon N/A request. Additional revisions to protocols or final reports will be conducted at the hourly rate. N/A will not be charged for revisions required due to Cangene bioPharma error.
Manufacturing Support Activities

Qty	Activity	Deliverable	Price	Estimated Total
[***]	Engineering Run * - If required	Report	[***]	[***]

*	Unanticipated results may result in the need for additional Engineering runs or other studies.
Documentation Support Activities

Qty	Activity	Deliverable	Price	Estimated Total
[***]	Master Batch Record Revision	Master Batch Record	[***]	[***]
[***]	Other Documentation	TBD	[***]	[***]
Manufacturing Activities

Qty	Activity	Deliverable	Price	Estimated Total
[***]	Fill Price — [***] [***]	Batch Record	[***]	[***]
QA/Regulatory Requirements & Support

Qty	Activity	Deliverable	Price	Estimated Total
[***]	Investigations	Report	[***]	[***]
[***]	Regulatory Affairs Support	Support	[***]	[***]

[***]	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

Terms: Purchase Orders for any work under this agreement are to be issued.
•	(*****). at shipment of executed batch record, [***]

•	Qualification/Validation Studies will be invoiced when each report is sent to the client completed or for signature (if required), [***]

•	[***]

•	Cangene bioPharma’s Cancellation and Terms and Conditions policies apply.

•	Hazardous or medical waste will be manifested and discarded as required by state and federal laws. [***]
Cangene bioPharma Scheduling Policy
In order for Cangene bioPharma to provide Clients with a meaningful expected schedule, and reduce the chance of Clients being subjected to cancellation fees, Cangene bioPharma adheres to this policy. This policy allows predictability in timing of fills and a much higher level of assurance of an on-time delivery of product.
•	Clients will provide to Cangene bioPharma a [***] forecast [***].

•	Clients will provide [***] materials identified as being client supplied materials to Cangene bioPharma with proper documentation [***] in advance of a fill.

•	Clients shall supply a Purchase Order for batches to be filled [***].

•	Cangene bioPharma requires that an approved master batch record for the fill along with any other project specific materials be in place prior to a firm fill date being assigned.
Once the above conditions are met, Cangene bioPharma will provide the client a fill date [***].

[***]	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

[***]
Cangene bioPharma Cancellation Policy
1.	Clean room [***] will not be assigned without a valid purchase order.

2.	All purchase orders must be accompanied by the requisite prepayment.

3.	If a fill is CANCELLED, the fee schedule in effect at the time of the cancellation will apply. [***]

4.	If the project or a project vignette is terminated by the client, all hours obligated against the project will be billed [***]. Additionally, an early project termination fee [***] applies to project cancellation.

5.	Once a fill is cancelled, a new quote and purchase order will be required to renew the order.
Cangene bioPharma Document Approval Policy
In order for Cangene bioPharma to provide clients with meaningful schedules and timely closeout of reports, deviations, executed batch records, etc., Cangene bioPharma adheres to this policy. This policy allows for predictability in the timing of the approval of master batch records, reports, deviations and other documentation and encourages clients to provide thorough and timely feedback during document approval.
Clients will have the following time periods for review and comment for the documents below once sent by Cangene bioPharma. After that time period, Cangene bioPharma may opt to close the document by noting that the client did not respond within the required timeframe
•	Master Batch Records: [***]

•	(Routine Validation or Laboratory Reports: [***]

•	Technical Transfer and Process Validation Reports: [***]

•	Deviations: [***] (Failure to return deviations promptly will affect executed batch release times)

•	Investigations: [***]
For master batch records specifically, [***] of master batch record approval changes by the client is included in the cost of developing the initial master batch record. Changes to batch records or requested planned variances after this initial review by the client will be billed at the current rate for documentation changes. Changes generated by Cangene bioPharma will not be billed to the client. By signing the Master Batch Record, clients are agreeing that the manufacturing process in the record is what they expect to occur. For this reason, Cangene bioPharma expects clients to pay particular attention to the most vital areas of the record, including but not limited to specifications, formulation calculations and steps, in-process and final product testing and fill target parameters, Cangene bioPharma will not be liable for errors in lots filled in accordance with client approved master production records as a result of incorrect or omitted client-and product-specific information.
Cangene bioPharma Project Completion Policy
In order for Cangene bioPharma to provide Clients with a satisfactory experience and allow Cangene bioPharma to properly allocate resources, Cangene bioPharma adheres to this policy. This policy allows for Cangene bioPharma to maintain its focus on active projects while giving appropriate support to clients whose projects have been completed.
Clients at Cangene bioPharma authorize work through signing quotes, contracts, or change orders. In order to bring closure to the process, the project will be considered closed one month after the last report or batch record is sent to the client. Requests for information, regulatory support or additional work after this point require Cangene bioPharma to identify the scope of the request and issue a new quote, contract, or change order to cover the request.
This policy will ensure that clients at Cangene bioPharma will receive the proper amount of attention while their projects are being completed.
Cangene bioPharma Inventory Return Policy
In order for Cangene bioPharma to provide Clients with a satisfactory experience and allow Cangene bioPharma to properly allocate resources, Cangene bioPharma adheres to this policy. This policy allows for Cangene bioPharma to maintain its focus on active projects.
Clients frequently send material to Cangene bioPharma for developmental or GMP use. These materials are given a period of [***]†† (unless a shorter length is specified by the client) before they are designated as “aged material.” Clients with “aged material” will be contacted by project management with a request for disposition of the material. The material will be disposed of or returned to the client at the client’s expense. [***]. If no instructions are received, the material will be returned to the client. Additionally, if a client becomes inactive (no purchase orders or projected schedule of fills at Cangene bioPharma) [***], the client will be contacted by project management requesting disposition instructions as above.
This policy will ensure that Cangene bioPharma has sufficient space to maintain inventory for active projects.

[***]	CONFIDENTIAL PORTIONS OMITTED AND FILED SEPARATELY WITH THE COMMISSION

PROPOSAL ACCEPTANCE SHEET
Completion of this Acceptance Sheet signifies client acceptance of Cangene bioPharma and Questcor Supply Agreement, dated 01/21/2010, including the terms and conditions listed on the next page. These terms and conditions will take precedence over any specified in the customer’s documentation.
All invoicing is to be sent directly to:

Accounts Payable	Optional additional Addressee:

Name:	Name:
Telephone No.:	Address:

Address:

Supply Agreement Approval Signatures:

Questcor Pharmaceuticals, Inc.	Cangene bioPharma, Inc.

Signature	Signature

General Manager
Title	Title

Vicki Wolff-Long
Name (type or print)	Name

Date	Date

Cangene bioPharma, INC.
Terms and Conditions Precedent w the Acceptance of a Purchase Order
1.	Cangene bioPharma will be responsible for dutifully performing instructions according to a batch record, which has been jointly agreed to by the Customer and Cangene bioPharma. The customer acknowledges that the work to be performed by Cangene bioPharma is experimental in nature and portions of the work may not have been fully validated within generally accepted standards of the pharmaceutical industry. As such, Cangene bioPharma will not be responsible for unexpected results that can be attributed to a process or procedure either supplied by, or requested by the Customer, that has not been fully validated.

2.	All documentation and submissions to regulatory authorities in support of the Customer’s product are the responsibility of the Customer. No documentation will be provided by Cangene bioPharma except as specifically contracted between the Customer and Cangene bioPharma.

3.	Cangene bioPharma makes no representation or warranties regarding the suitability of the Customer’s product for any purpose whatsoever, or for the efficacy of such product.

4.	The Customer is solely responsible for providing complete and accurate scientific data to Cangene bioPharma regarding Customer’s product and Customer’s requirements for formulation, fill and finish of Customer’s product.

5.	In accepting its obligations under the terms of the Purchase Order, Cangene bioPharma has relied upon the accuracy, completeness and correctness of the data and information provided by the Customer in developing the project, any associated time line and the estimated or fixed cost for the project. It is understood by the Customer that additional charges may be billed to the Customer in the event that any data or information provided by the customer proves to be incorrect, incomplete or in error and as a result requires more effort by Cangene bioPharma than anticipated in the original project proposal.

6.	The Customer warrants to Cangene bioPharma that all substances delivered by Customer to Cangene bioPharma will be free of hazardous or toxic material and that no specific safe handling instructions are applicable to any such substance or materials, except as disclosed to Cangene bioPharma in writing by Customer in sufficient time for review by Cangene bioPharma and prior to delivery to Cangene bioPharma.

7.	The Customer represents and warrants to Cangene bioPharma that all finished product delivered by Cangene bioPharma to Customer will be held and/or used or disposed of by Customer in a safe and responsible manner, and in accordance with all applicable laws, rules and regulations.

8.	Prepayment fees (not including Commencement/Project initiation fees), where applicable, are refundable less charges under Cangene bioPharma’s Cancellation and Postponement Policy and/or the expenses incurred by Cangene bioPharma prior to the cancellation or postponement. Other payments including Commencement/Project Initiation fees are non-refundable.

9.	The specific work to be invoiced by Cangene bioPharma is set forth in the quote. The Customer acknowledges that the quote may be inadequate due to unforeseen circumstances which increase the amount of work required to complete the project. Cangene bioPharma will notify the customer immediately if the costs to complete the project exceed the proposed budget. No additional work involving charges in excess of the project quote will commence without customer approval.

10.	The Customer acknowledges and agrees that Cangene bioPharma’s liability to Customer is limited to the value of the amounts invoiced by Cangene bioPharma and that Cangene bioPharma’s obligations to Customer are limited to performance by Cangene bioPharma of services (formulation, sterilization, fill and finish) in accordance with the master batch record and applicable Good Manufacturing Practices (GMP’s). Accordingly, except to the extent of value of the work invoiced, notwithstanding. Cangene bioPharma’s negligence or failure to perform in accordance with applicable GMP’s and the batch record, Cangene bioPharma shall have no responsibility or obligation to Customer for Customer’s pharmaceutical product delivered to Cangene bioPharma, or for any delay encountered by Customer in its product development or product approval process, resulting from Cangene bioPharma’s actions or inactions.

11.	In the course of performing its obligation under the terms of the Purchase Order, Cangene bioPharma may purchase materials in anticipation of events identified by the Quotation to which the Purchase Order has authorized work or by Customer signed change orders to the same. Should those materials become unusable to the project as a consequence of delays in or changes to the project, including but not limited to postponement or cancellation, and whether such delays or changes can be attributed to the actions or inactions of Cangene bioPharma, the cost of such materials will be invoiced to the customer and the customer agrees to pay to Cangene bioPharma the amounts so invoiced.

12.	The arrangement between Cangene bioPharma and Customer is one of service provider and Customer. No joint venture, partnership or agency is to be created or deemed as between Cangene bioPharma and Customer.

13.	The Customer agrees to indemnify and hold Cangene bioPharma and its employees and agents harmless from any claim or liability, including attorney’s fees, incurred or made against Cangene bioPharma arising out of or relating to any breach of any representation or warranty made by Customer to Cangene bioPharma hereunder, or otherwise, including, without limitation, any claim or liability asserted by any participant in any clinical trial of Customer’s product.

14.	Cangene bioPharma shall not be liable for the replacement or for the cost or value of any Active Ingredient, Materials or production equipment supplied to Cangene bioPharma by the Customer including but not limited to any Active Ingredient Materials or production equipment lost or damaged or incorporated into any rejected or nonconforming batch of product.